Exhibit 99.1

FOR IMMEDIATE RELEASE:	April 25, 2008

NW Natural Sells Investment in Airplane,

The Last of Planned Sales of Non-Core Assets

PORTLAND, ORE.—Northwest Natural Gas Company (NYSE: NWN), dba NW Natural, announced today the sale of its interest in a Boeing 737-300 aircraft for approximately $6.2 million, resulting in a small after-tax gain that will be recognized in NW Natural’s second quarter of 2008.

The airplane was originally purchased in 1987 and leased to Continental Airlines.

According to Senior Vice President and Chief Financial Officer David Anderson, “This transaction concludes the last in a series of sales of non-core assets owned by the company that included the sale of solar electric generating systems in 2005, the sale of interests in wind power electric generation projects in 2007, and the disposition of a low-income housing project investment late in 2007.

“While good investments in their time,” Anderson added, “we have been able to convert these non-core assets into cash, as planned, which allows us to focus on our core utility, gas storage and gas transmission pipeline activities.”

About NW Natural

NW Natural is headquartered in Portland, Ore., and serves more than 657,000 residential and business customers in Oregon and southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest. NW Natural is also among the fastest growing local distribution companies in the nation. The company has approximately $2.0 billion in total assets, which includes 16 Bcf of underground gas storage capacity within its service territory at Mist, Ore. NW Natural has increased its dividends paid on common stock for 52 consecutive years.

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Contacts at NW Natural

Investor Contact: Bob Hess, 503-220-2388

Bob.Hess@nwnatural.com

Or

Media Contact: Steve Sechrist, 503-220-2594

Steve.Sechrist@nwnatural.com